PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 28, 1998)

                         807,746 Shares of Common Stock
                                ($.50 Par Value)

                               OMNICOM GROUP INC.
                              ---------------------

     This document supplements the Prospectus dated January 28, 1998 relating to 807,746 shares of Common Stock, par value $.50 per share (the "Common Stock") of the Omnicom Group, Inc., a New York corporation ("Omnicom" or the "Company"). Each share of Common Stock offered hereby was issued upon exchange of an Exchangeable Share (an "Exchangeable Share") of GPC International Holdings Inc. ("GPC"), a corporation incorporated under the laws of Canada, issued in a private offering in Canada by GPC and the Company. The shares of Common Stock offered hereby were initially acquired upon exchange of the Exchangeable Shares in a private offering in Canada. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On April 20, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange was $47.3125 per share. The Common Stock is traded under the symbol "OMC."

     None of the Selling Shareholders owns in excess of 1% of the Common Stock of the Company and since the Selling Shareholders may sell all, some or none of the shares of Common Stock offered hereby, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus Supplement relates. In accordance with the Section of the Prospectus entitled "Selling Shareholders" (which appears on page 10 of the Prospectus), the following information is provided with respect to the beneficial owners of the Common Stock.

                                        Amount of Shares           Amount of
                                       Beneficially Owned        Shares to be
Name of Selling Shareholder(s)      as of April 20, 1998(1)    Offered for Sale
------------------------------      -----------------------    ----------------
Societal Ventures Corporation(2)             98,908                18,908
3119025 Canada Inc.(3)(4)                    45,024                35,000
3423611 Canada Inc.(3)                       420,358              300,000
1067913 Ontario Limited(3)(5)                70,060                17,500

(1)  Includes  (a)  80,000  shares  of  Common  Stock  which  Societal  Ventures
     Corporation has the right to acquire upon the exchange of 80,000 Exchangeable Shares, (b) 10,024 shares of Common Stock which 3119025 Canada Inc. has the right to acquire upon the exchange of 10,024 Exchangeable Shares, (c) 120,358 shares of Common Stock which 3423611 Canada Inc. has the right to acquire upon the exchange of 120,358 Exchangeaable Shares and
     (d) 52,560 shares of Common Stock which 1067913 Ontario Limited has the right to acquire upon the exchange of 52,560 Exchangeable Shares.
(2) Societal Ventures Corporation renders consulting services to a subsidiary of GPC.
(3) The controlling shareholder is an officer and/or director of GPC and a subsidiary of GPC.
(4) Patrick Ross, controlling shareholder and director, directly owns 25,036 Exchangeable Shares.
(5) James Crossland, controlling shareholder and director, indirectly owns 290 shares of Common Stock.

     Except for the purchase of the shares of Common Stock, their current holdings of Exchangeable Shares and the information disclosed in the footnotes above, none of the Selling Shareholders has had a material relationship with the Company or any of its affiliates within the past three years.

                             -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

            The date of this Prospectus Supplement is April 22, 1998.